Exhibit 10.27

Non-Employee Director Compensatory Arrangements

Element of Compensation for Non-Employee Directors1	Dollar Value
Annual Board Cash Retainer	$60,000
Annual Chairman Cash Retainer	$90,000 (additional)
Annual Lead Director Cash Retainer	$25,000 (additional)
Annual Audit Committee Chair Cash Retainer	$15,000
Annual Other Committee Chair Cash Retainer	$12,500
Per Meeting Fee (Board and Committees)	$2,000
Annual Equity Award	$92,500 (in restricted stock units)
Initial Equity Award	$80,000 (in restricted stock units)
1 Non-employee directors may elect to defer cash compensation under the Non-Employee Directors Deferred Compensation Plan.